Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts: RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Growth of 28% and Net Income Growth of 66% Sequentially in Second Quarter of Fiscal 2019

SAN DIEGO, CA, June 12, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the second quarter of fiscal 2019 ended April 30, 2019.

Second Quarter Fiscal 2019 Financial Highlights:

•	Net sales increased 28% sequentially to $13.6 million
•	Gross margin was 30%, comparable to the prior sequential quarter
•	Net income increased 66% sequentially to $1.1 million, or $0.11 per diluted share
•	Backlog of $10.1 million at April 30, 2019 on second quarter bookings of $12.4 million
•	Declared $0.02 per share dividend, the Company’s 36th consecutive quarterly dividend

Robert Dawson, President and CEO of RF Industries, commented:

"We generated solid sequential growth in sales in the second quarter, reflecting increases in both of our business segments quarter-over-quarter. These results include both organic growth in the low double-digits and inorganic growth from our recent acquisition. In addition, net income grew 66% sequentially, reflecting our progress with improved efficiencies and cost management and highlighting our ability to be profitable at varying levels of revenue. We continue to see opportunities in the Tier-1 wireless carrier ecosystem and increased business from our distribution channels, while also seeing continued expansion in our OEM segments. Looking ahead, as we continue to execute on our long term growth plan we expect to achieve sequential and year-over-year sales increases in the current fiscal third quarter.”

Second Quarter Fiscal 2019 Results

Net sales in the second quarter of fiscal 2019 were $13.6 million, a sequential increase of 28%, or $3.0 million, compared to the preceding first quarter, and compared to $20.5 million in the second quarter of fiscal 2018. The sequential increase in sales was driven by both project work in the OEM and wireless carrier market and increases in traditional run rate business, as well as six weeks of revenue contribution from the Company’s acquisition of C Enterprises during the quarter. The year-over-year decline in sales was a result of the largest series of orders in company history in the year ago second quarter.

Gross profit for the second quarter was $4.1 million, a sequential increase of 30%, or $949,000, compared to the preceding first quarter, and compared to $7.6 million in the second quarter of fiscal 2018. Gross margins were 30%, comparable to the prior sequential quarter.

Selling and general expenses were $2.4 million, compared to $2.0 million in the preceding first quarter and $3.1 million in the second quarter of fiscal 2018. Selling and general expenses as a percentage of sales were 18% of sales, compared to 19% of sales in the preceding first quarter and 15% of sales in the second quarter of fiscal 2018. Selling and general expenses included one-time costs of approximately $100,000 related to the acquisition of C Enterprises in the quarter. Excluding the acquisition related costs, selling and general expenses as a percentage of sales would have been 17%.

Net income for the second quarter was $1.1 million, or $0.11 per diluted share, a sequential increase of 66% compared to $640,000, or $0.07 per diluted share, in the preceding first quarter, and compared to net income of $3.2 million, or $0.34 per diluted share, in the second quarter of fiscal 2018.

First Six Months Results

Net sales for the first six months of fiscal 2019 were $24.3 million, compared to $28.5 million, which included the largest series of orders in company history in the year ago six months results.

Gross profit for the first six months was $7.2 million, compared to $10.1 million, while gross margins were 30% of sales compared to 36% of sales in the same period last year.

Selling and general expenses were $4.4 million, compared to $4.8 million in the first half last year. Selling and general expenses as a percentage of sales were 18% of sales compared to 17% of sales in the first half last year.

Income from continuing operations for the first six months of fiscal 2019 was $1.7 million, or $0.17 per diluted share, compared to $3.5 million, or $0.38 per diluted share, in the same period last year.

Balance Sheet Data; Dividends

At April 30, 2019, the Company reported working capital of $25.8 million, including cash and cash equivalents of $13.9 million, a current ratio of 6.5-to-1 and no outstanding debt.

At its June 7, 2019 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on July 15, 2019 to stockholders of record on June 30, 2019.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Daylight Time (4:30 p.m. EDT) to discuss its second quarter 2019 financial results. To access the conference call, dial 800-347-6311 (US and Canada) or 323-794-2094 (International). The conference ID is 9067883. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921(US and Canada) or 412-317-6671 (International). The replay conference ID is 9067883.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, data cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2019	2018	2019	2018

Net sales	$13,626	$20,515	$24,273	$28,482
Cost of sales	9,532	12,867	17,033	18,370
Gross profit	4,094	7,648	7,240	10,112

Operating expenses:
Engineering	332	631	652	952
Selling and general	2,400	3,057	4,439	4,842
Total Operating Expenses	2,732	3,688	5,091	5,794

Operating income	1,362	3,960	2,149	4,318

Other income	14	4	35	6

Income from continuing operations before provision for income taxes	1,376	3,964	2,184	4,324
Provision for income taxes	315	799	483	855
Income from continuing operations	1,061	3,165	1,701	3,469

Income from discontinued operations, net of tax	--	39	--	189
Net income	$1,061	$3,204	$1,701	$3,658

Earnings per share - Basic:
Continuing operations	$0.11	$0.35	$0.18	$0.39
Discontinued operations	--	--	--	0.02
Net income per share	$0.11	$0.35	$0.18	$0.41

Earnings per share - Diluted:
Continuing operations	$0.11	$0.34	$0.17	$0.38
Discontinued operations	--	--	--	0.02
Net income per share	$0.11	$0.34	$0.17	$0.40

Weighted average shares outstanding:
Basic	9,356,660	9,053,838	9,332,665	8,965,672
Diluted	9,837,964	9,386,194	9,837,718	9,244,725

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Apr. 30,	Oct. 31,
	2019	2018
ASSETS		(audited)
CURRENT ASSETS
Cash and cash equivalents	$13,856	$16,334
Trade accounts receivable, net	7,938	4,255
Inventories, net	7,932	7,113
Other current assets	736	828
TOTAL CURRENT ASSETS	30,462	28,530

Property and equipment, net	649	559
Goodwill	1,340	1,340
Amortizable intangible assets, net	1,229	1,367
Non-amortizable intangible assets	657	657
Other assets	68	49
TOTAL ASSETS	$34,405	$32,502

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,580	$1,342
Accrued expenses	3,078	3,377
TOTAL CURRENT LIABILITIES	4,658	4,719
Deferred tax liabilities, net	87	--
TOTAL LIABILITIES	4,745	4,719

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,360,351 and 9,291,201 shares issued and outstanding at April 30, 2019 and October 31, 2018, respectively	94	93
Additional paid-in capital	21,522	20,974
Retained earnings	8,044	6,716
TOTAL STOCKHOLDERS' EQUITY	29,660	27,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$34,405	$32,502